As filed with the Securities and Exchange Commission on August 14, 2009

                                                     REGISTRATION NO. 333-______

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ES BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                   Maryland                                    20-4663714
        (State or other jurisdiction of                     (I.R.S. Employer
         incorporation or organization)                    Identification No.)

                               68 North Plank Road
                            Newburgh, New York 12550
                                 (866) 646-0003
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                                Anthony P. Costa
                                Philip Guarnieri
                           Co-Chief Executive Officers
                               ES Bancshares, Inc.
                               68 North Plank Road
                            Newburgh, New York 12550
                                 (866) 646-0003
                            (845) 451-7896 Facsimile
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                               Kip Weissman, Esq.
                               Steven Lanter, Esq.
                       Luse Gorman Pomerenk & Schick, P.C.
                           5335 Wisconsin Avenue, N.W.
                                    Suite 780
                             Washington, D.C. 20015
                                 (202) 274-2000
                            (202) 362-2902--Facsimile
                                 ---------------

        Approximate date of commencement of proposed sale to the public:
               From time to time after the effective date of this
                            Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

         Large accelerated filer [ ]             Accelerated filer [ ]

         Non-accelerated filer [ ]               Smaller reporting company [X]
         (Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
 Title of each class of                                                  Proposed maximum
       securities          Amount to be    Proposed maximum offering         aggregate                 Amount of
    to be registered        registered        price per share             offering price            registration fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
   $0.01 per share (1)      127,565         $        4.25                 $     542,151(2)            $         31
==========================================================================================================================

(1) Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling stockholders.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the Registrant's common stock as reported on the OTCBB on August 6, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to completion, dated August 14, 2009
PROSPECTUS
                               ES Bancshares, Inc.
                     (Holding Company for Empire State Bank)
                         127,565 Shares of Common Stock

     ES Bancshares, Inc., a Maryland corporation, is the holding company of Empire State Bank, a New York-chartered commercial bank, headquartered at 68 North Plank Road, Newburgh, New York 12550. Our phone number is (845) 561-0003.

     This prospectus relates to the resale from time to time by the Selling Stockholders of ES Bancshares, Inc. (described in the section entitled "Selling Stockholders" on page 3 of this prospectus) of up to 127,565 shares of our common stock, par value $0.01 per share, sold to the Selling Stockholders pursuant to the Subscription Agreement, dated as of June 30, 2009 (which we refer to as the "Subscription Agreement").

     The Selling Stockholders may offer and sell, from time to time, in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices, all or any portion of such shares in amounts and on terms to be determined at the time of sale. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled "Plan of Distribution" on page 3 of this prospectus. We will not receive any of the proceeds from the resale of shares of our common stock by the Selling Stockholders.

     Our common stock is quoted on the OTCBB under the symbol "ESBS.OB" and our common stock purchase warrants are quoted on the OTCBB under the symbol "ESBSW.OB". On August 6, 2009, the last reported sale price per share of common stock on the OTCBB was $4.25.

     Investing in our common stock involves certain risks. You should read the entire prospectus and any accompanying prospectus supplement carefully before you make your investment decision. See "Risk Factors" beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Shares offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other government agency.

               The date of this prospectus is _________ ___, 2009

                                TABLE OF CONTENTS


SUMMARY.......................................................................1
RISK FACTORS..................................................................1
INFORMATION ABOUT ES BANCSHARES, INC..........................................2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................2
USE OF PROCEEDS...............................................................3
SELLING STOCKHOLDERS..........................................................3
PLAN OF DISTRIBUTION..........................................................3
DESCRIPTION OF SECURITIES TO BE REGISTERED....................................4
LEGAL MATTERS.................................................................5
EXPERTS.......................................................................5
WHERE YOU CAN FIND MORE INFORMATION...........................................6
INCORPORATION BY REFERENCE....................................................6
INDEX TO EXHIBITS............................................................12

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. Neither the Company nor the Selling Stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page and that information contained in any document incorporated by reference in this prospectus is only accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have subsequently changed.

     Unless specifically noted otherwise, as used throughout this prospectus, "the Company", "we", "us" or "our" refers to ES Bancshares, Inc. and our wholly owned subsidiary Empire State Bank, a New York-chartered commercial bank, on a consolidated basis. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. Whenever we refer to "you" or "yours", we mean the persons to whom offers are made under this prospectus.

                                     SUMMARY

Overview

     On June 30, 2009, we completed a private placement offering of 127,565 shares of our common stock that we sold to the Selling Stockholders. The shares sold in the private placement were not registered by the Securities and Exchange Commission and were sold pursuant to an exemption from registration under
Section 4(2) of the Securities Act of 1933, as amended. After deducting offering expenses, the total net proceeds to us from the private placement offering were approximately $670,000. The private placement was conducted for the purpose of providing working capital.

     At June 30, 2009, we had consolidated assets of $154.8 million, deposits of $133.6 million and total stockholders' equity of $9.7 million.

                                  RISK FACTORS

     The following risk factors represent material updates and additions to the risk factors previously disclosed in our Annual Report on Form 10-K for the Year Ended December 31, 2008, as filed with the Securities and Exchange Commission. Additional risks not presently known to us, or that we currently deem immaterial, may also adversely affect our business, financial condition or results of operations. Further, to the extent that any of the information contained in this Registration Statement on Form S-3 constitutes forward-looking statements, the risk factors set forth below also are cautionary statements identifying important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Any Future FDIC Insurance Premiums Will Adversely Impact Our Earnings.

     On May 22, 2009, the FDIC adopted a final rule levying a five basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009. The special assessment is payable on September 30, 2009. We recorded an expense of $68,000 during the quarter ended June 30, 2009, to reflect the special assessment. The final rule permits the FDIC's Board of Directors to levy up to two additional special assessments of up to five basis points each during 2009 if the FDIC estimates that the Deposit Insurance Fund reserve ratio will fall to a level that the FDIC's Board of Directors believes would adversely affect public confidence or to a level that will be close to or below zero. The FDIC has publicly announced that it is probable that it will levy an additional special assessment of up to five basis points later in 2009, the amount and timing of which are currently uncertain. Any further special assessments that the FDIC levies will be recorded as an expense during the appropriate period. In addition, the FDIC materially increased the general assessment rate and, therefore, our FDIC general insurance premium expense will increase substantially compared to prior periods.

                      INFORMATION ABOUT ES BANCSHARES, INC.

     ES Bancshares, Inc. (the "Registrant" or "Company") is a Maryland corporation that was incorporated in August 2006 to serve as the bank holding company for Empire State Bank (the "Bank"). The Bank commenced operations in June 2004 as a national bank chartered by the Office of the Comptroller of the Currency. Effective March 9, 2009, the Bank converted its charter to a New York State commercial bank.

     As a community-oriented full service commercial bank, the Bank offers a variety of financial services to meet the needs of communities in its market area. The Bank's mission is to help its customers by offering a full range of consumer and business deposit and lending products tailored to meet each customer's specific financial needs coupled with in-depth knowledge and service from the Bank's experienced staff. The Bank engages in full service commercial and consumer banking business, including accepting time and demand deposits from consumers, businesses and local municipalities surrounding its branch offices. These deposits, together with funds generated from operations and borrowings, are invested primarily in both owner and non-owner occupied commercial real estate loans, residential mortgages, multi-family loans, secured and unsecured commercial and consumer loans, home equity loans, construction loans; GNMA, FNMA, and FHLMC mortgage-backed securities; U.S. government agency securities and certificates of deposit at other financial institutions, as well as the Certificate of Deposit Account Registry Service ( "CDARS" ). Additionally, the Bank offers non-deposit products such as annuities and mutual funds, merchant credit and debit card processing, automated teller machines, cash management services, online banking services, safe deposit boxes and individual retirement accounts.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the current beliefs of, as well as assumptions made by and information currently available to, the management of the Company. All statements other than statements of historical facts included in herein, regarding the Company's business strategy and plans and objectives of the management of the Company for future operations, are forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "project," "predict," "expect," "intend" or words or phrases of similar import, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may not prove to be correct. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, believed, estimated, projected, predicted, expected or intended including risks and uncertainties including changes in economic conditions in our market area, changes in local real estate values, changes in regulatory policies, fluctuations in interest rates, local loan and deposit demand levels, competition, our ability to control expenses, our ability to increase our lower cost deposits, our ability to execute our plan to attain profitability, our ability to expand operations in our new Staten Island office and other factors. The Company does not intend to update these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by applicable cautionary statements. This information may involve known and unknown risks, uncertainties and other factors (including but not limited to those identified below and in the section "Risk Factors" herein) that are difficult to predict and may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.

     We have based the forward-looking statements included in this prospectus on information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we, in the future, may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common stock offered by the Selling Stockholders named in this prospectus.

                              SELLING STOCKHOLDERS

     127,565 shares of our common stock will be registered for resale by the Selling Stockholders under this prospectus pursuant to the Subscription Agreement. None of the Selling Stockholders has held any position or office or has had any other material relationship within the past three years with the Company or any of its affiliates.

         To the extent permitted by law, the Selling Stockholders listed below may resell shares pursuant to this prospectus. We have registered the sale of
the shares to permit the Selling Stockholders and their respective permitted transferees or other successors in interest that receive their shares from the Selling Stockholders after the date of this prospectus to resell the shares.

         The following table sets forth the name of the Selling Stockholders, the number of shares of our common stock beneficially owned by each of the Selling Stockholders as of August 13, 2009 and the number of shares of our common stock being offered by the Selling Stockholders. The Selling Stockholders may sell all, some or none of their shares in this offering. All information with respect to share ownership has been furnished by the Selling Stockholders and/or obtained from our transfer agent. The "Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered in this prospectus.

                                       Number of Shares
                                        Beneficially               Shares Being Offered
                                 Owned Prior to the Offering         in the Offering
                                 ---------------------------     ---------------------------
Name of Selling Stockholder         Number     Percentage(1)      Number       Percentage(1)
-----------------------------    ------------  -------------     -----------   -------------
Sisters, LLC                           18,182        *             18,182            *

John M Shall Defined Benefit
   Plan                                18,182        *             18,182            *

David Roehrs and Judi S. Roehrs        56,300        2.82          23,000            1.15

Walter Daszkowski                      18,200        *             18,200            *

Neil Cohen                             35,673        1.78%         27,273            1.36%

Frank Naso                             11,364        *             11,364            *

Vincenzo Naso                          11,364        *             11,364            *

Total                                 169,265        8.47%        127,565          6.39%
---------------
 *   Less than 1.0%.
 (1) Based on 1,996,070 shares of our common stock  outstanding as of August 13,
     2009.  Beneficial  ownership is  determined  in  accordance with  the rules and regulations of the SEC. In computing the number of shares  beneficially owned by a person and the  percentage  ownership of that person,  shares of our common stock underlying warrants held by that person that are currently exercisable/convertible  or  exercisable/convertible  within 60 days of the date hereof are deemed outstanding.  Such shares,  however,  are not deemed outstanding  for the purposes of computing the percentage  ownership of any other  person.  Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership over which shares the named  individuals  effectively  exercise sole or shared voting and instant power.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of our common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after the Company has filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

     The Selling Stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus after the Company has filed an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under the prospectus.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares of our common stock.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Stockholders.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     Issuance of Capital Stock. Our Articles of Incorporation authorize the issuance of 5,000,000 shares of Common Stock. As of August 13, 2009 there were 1,996,070 shares issued and outstanding. In addition, as of the same date, we had stock options for 157,750 shares of Common Stock issued and outstanding, with options on 123,150 of such shares exercisable with the balance becoming exercisable over the next five years. Our Articles of Incorporation also authorizes the issuance of 5,000,000 shares of preferred stock, $0.01 par value per share. As of August 13, 2009, there were no shares of preferred stock issued and outstanding.

     We may issue shares of preferred stock in such numbers and with such preferences and designations as the Board of Directors may from time to time determine. As a result, the Board of Directors can, without stockholder approval, issue preferred stock containing voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and assist management in impeding an unfriendly takeover or attempted change in control, even if such takeover or change in control is supported by a majority of the Common Stockholders. We have no present plans to issue preferred stock.

     Voting Rights. Each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote of stockholders. Stockholders shall not be permitted to cumulate their votes in the election of directors or on any other questions.

     Amendment of Articles of Incorporation. Our Articles of Incorporation may be amended by the affirmative vote of the holders of two-thirds of the shares outstanding, unless the vote of the holders of a greater amount of stock is required.

     Payment of Dividends. Our principal source of income consists of dividends from Empire State Bank. Under applicable law, subject to certain exceptions, banks may declare and pay dividends provided that the total of all dividends declared in any calendar year does not exceed the total of net income of that year combined with Empire State Bank's retained net income of the preceding two years still available for dividend, less any required transfers to surplus. Since we have not recorded net income to date, it is not clear whether our regulators would permit Empire State Bank to pay a cash dividend, even if its board determined to do so. Although the Company is not subject to the above dividend restrictions regarding dividend payments to its stockholders, the restrictions on Empire State Bank's ability to pay dividends to us significantly limits our ability to pay dividends in large part because we do not have a large amount of assets at the holding company level. Under Maryland General Corporate Law, dividends may not be paid, if after giving effect to the dividend, we would be unable to pay our debts as they became due in the usual course of business or the our assets would be less than its liabilities.

     The payment of dividends by Empire State Bank, and thus by us, depends upon Empire State Bank's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations. Prior to declaring a dividend, Empire State Bank's Board of Directors considers many factors including Empire State Bank's results of operations, its capital needs, its outstanding loan commitments, the adequacy of its loan loss reserves, its cash flow requirements and economic conditions. Moreover, before declaring a dividend, the Board of Directors must determine that Empire State Bank would meet its regulatory capital requirements after the payment of the dividend.

     Preemptive Rights; Redemption. No holder of our Common Stock have any preemptive right to purchase or subscribe for any unissued capital stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of any class or series, or carrying any right to purchase stock of any class or series, except such as may be established by the Board of Directors.

     Advance Notice Required for Director Nominations and Stockholder Proposals. Our bylaws generally provide that any stockholder desiring to make a director nomination or a proposal for new business at a meeting of stockholders must submit written notice filed with our Secretary no later than the 90 days prior to the anniversary date of the date of the proxy statement relating to the preceding year's annual meeting and not earlier than 120 days prior to such date. The stockholder must also provide certain information in the notice, as set forth in the bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

     Potential Anti-Takeover Effects. Certain of the provisions described above may have the effect of discouraging certain takeover attempts that would not be approved by our Board of Directors but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions may also make it more difficult to remove the Board of Directors as well management.

     Transfer Agent. Our current transfer agent is American Stock & Trust Transfer Company, New York, New York.

                                  LEGAL MATTERS

     Luse Gorman Pomerenk & Schick, Washington, D.C., will pass upon the validity of the common stock offered pursuant to this prospectus.

                                     EXPERTS

     The financial statements incorporated in this registration statement by reference from ES Bancshares, Inc.'s annual report on Form 10-K for the year ended December 31, 2008 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also access filed documents at the SEC's website at www.sec.gov.

                           INCORPORATION BY REFERENCE

     We are incorporating by reference important business and financial information about us that we file with the SEC. Any information that we incorporate by reference is considered part of this prospectus. Information that we file with the SEC at a later date pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and automatically adds to, updates or supersedes the information listed below.

     We incorporate by reference the following documents we have filed, or may file, with the SEC:

     o our Annual Report on Form 10-K for the year ended December 31, 2008, as amended (File No. 001-52178);

     o our Quarterly Report on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as amended;

     o our Current Reports on Form 8-K filed with the SEC on May 4, 2009, June 1, 2009, July 1, 2009 and July 6, 2009;

     o    our Definitive Proxy Statement filed with the SEC on April 14, 2009;

     o all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering; and

     o the description of our common stock contained in our registration statement on Form 8-A, as amended, filed with the SEC on August 14, 2006.

     To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

     We make available free of charge our press releases and all of the documents that we are required to file electronically with the SEC, including all amendments thereto, as soon as reasonably practical after they are electronically filed with, or furnished to, the SEC. You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Energy Services of America Corporation, that file electronically with the SEC at http://www.sec.gov.

     In addition, we will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus. Requests for such documents should be addressed in writing or by telephone to: ES Bancshares, Inc., 68 North Plank Road, Newburgh, New York 12550, (866) 646-0003.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby:

              SEC Registration Fee                            $              31
              Accounting Fees and Expenses                    $           5,000
              Legal Fees and Expenses                         $          25,000
              Printing Fees and Expenses                      $             500
              Miscellaneous                                   $           1,000
                                                             ------------------
              Total:                                          $          31,531

Item 15. Indemnification of Officers and Directors.

     Articles 10 of the Articles of Incorporation of ES Bancshares, Inc. (the "Corporation") set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

     A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article 10 or otherwise shall be on the Corporation.

     C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation's Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

     D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

     E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

     Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Maryland law.

     All of our directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 16. Exhibits.

     See the index to exhibits, which is incorporated herein by reference.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) to file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus pursuant to Rule 424(b) that is part of the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, ES Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Newburgh, State of New York, on August 14, 2009.

                                         ES BANCSHARES, INC.


                                    By:  /s/ Anthony P. Costa
                                         -----------------------------------
                                         Anthony P. Costa
                                         Chairman and Co-Chief Executive Officer
                                         (Principal Executive Officer)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of ES Bancshares, Inc. (the "Company") hereby severally constitute and appoint Anthony P. Costa and Philip Guarnieri, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Anthony P. Costa or Philip Guarnieri may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-3 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said
Anthony P. Costa or Philip Guarnieri shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                    Title                                   Date
              ---------                                    -----                                   ----

 /s/ Anthony P. Costa
---------------------------                Chairman, Co-Chief Executive Officer
 Anthony P. Costa                              (Principal Executive Officer)                 August 14, 2009

                                                 Senior Vice President and
 /s/ Thomas Sperzel                               Chief Financial Officer
 ---------------------------
 Thomas Sperzel                        (Principal Financial and Accounting Officer)          August 14, 2009


 /s/ Philip Guarnieri
 ---------------------------
 Philip Guarnieri                   President, Co-Chief Executive Officer and Director       August 14, 2009


 ---------------------------
 William Davenport                                       Director


 /s/ Peter B. Ferrante
 ---------------------------
 Peter B. Ferrante                                       Director                            August 14, 2009


 /s/ Andrew Finklestein
 ---------------------------
 Andrew Finklestein Esq.                                 Director                            August 14, 2009





 /s/ Gale Foster
 ---------------------------
 Gale Foster Esq.                                        Director                            August 14, 2009


 /s/ David Freer, Jr.
 ---------------------------
 David Freer, Jr.                                        Director                            August 14, 2009


 /s/ Harold Kahn
 ---------------------------
 Harold Kahn                                             Director                            August 14, 2009


 /s/ David Mesches
 ---------------------------
 David Mesches                                           Director                            August 14, 2009


 ---------------------------
 Michael Ostrow                                          Director


 /s/ Albert Pagano
 ---------------------------
 Albert Pagano                                           Director                            August 14, 2009


 /s/ Peter Savago
 ---------------------------
 Peter Savago                                            Director                            August 14, 2009


 /s/ Thomas Weddell
 ---------------------------
 Thomas Weddell                                          Director                            August 14, 2009

                                INDEX TO EXHIBITS
                                -----------------

 Exhibit No.                                       Description
 -----------                                       -----------

      4.1    Form of Stock Certificate.*
        5    Opinion of Luse Gorman Pomerenk & Schick, P.C.
     10.1    Subscription Agreement **
     23.1    Consent of Luse Gorman Pomerenk & Schick, P.C.
             (contained in Opinion included as Exhibit 5)
     23.2    Consent of Crowe Horwath LLP
       24    Power of Attorney (included on signature page)
------------------------------
* Incorporated by reference to the Company's Registration Statement on Form S-4 filed on April 14, 2006 and subsequently amended on April 18, 2006, May 1, 2006, May 16, 2006, and May 23, 2006 and a post-effective amendment filed on June 9, 2006

** Incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on July 1, 2009.